Exhibit 99.(a)(5)(E)

EDAC TO ENTER INTO DISCUSSIONS WITH MIDOCEAN PARTNERS

BOARD CONTINUES TO RECOMMEND GREENBRIAR’S TENDER OFFER AT $17.75

FARMINGTON, Conn., March 29, 2013 /PRNewswire/ — EDAC Technologies Corporation (NASDAQ: EDAC), a diversified designer, manufacturer and servicer of precision components for aerospace and industrial applications, today announced that on March 28, 2013, MidOcean Partners, through one of its affiliates, publicly announced an unsolicited non-binding proposal to acquire EDAC for $18.25 per share, jointly with a large North American pension plan investment manager. That same day, EDAC’s board of directors received a joint letter dated March 27, 2013 from MidOcean Associates SPC and Public Sector Pension Investment Board, or PSP, regarding MidOcean’s and PSP’s acquisition proposal.

The letter from MidOcean and PSP indicated that their joint proposal is subject only to confirmatory due diligence (which MidOcean and PSP indicated can be completed on a highly expedited basis) and the execution and delivery of a definitive merger agreement. The letter further stated that the proposal requires no further external approvals, that it is not subject to any financing contingencies and that MidOcean and PSP are prepared to negotiate a merger agreement and related agreements substantially similar to, and at least as favorable in the aggregate to EDAC as, those contained in the merger agreement that EDAC entered into on March 17, 2013 with GB Aero Engine LLC and GB Aero Engine Merger Sub Inc. relating to the previously announced tender offer by GB Aero Engine Merger Sub Inc. to acquire all outstanding shares of common stock of EDAC at a price of $17.75 per share. The letter also indicated that MidOcean and PSP intend to provide customary equity commitment letters in an aggregate amount sufficient to fund the total offer price and merger consideration, any related fees and expenses (including any breakup fee payable to GB Aero Engine LLC under the merger agreement) and any required repayments of indebtedness of EDAC that becomes due and payable in connection with the closing of the transaction, as well as customary limited guarantees backstopping all payment obligations of the parties to a definitive merger agreement.

On the evening of March 28, 2013, EDAC’s board of directors held a meeting to discuss, consider and obtain advice from its outside legal counsel and financial advisor regarding the unsolicited acquisition proposal from MidOcean and PSP. At this meeting, EDAC’s board of directors determined (after consultation with its outside legal counsel and financial advisor), among other things, that the acquisition proposal from MidOcean and PSP would reasonably be expected to result in a superior proposal. After the meeting, EDAC informed GB Aero Engine LLC of this determination and of EDAC’s intent to participate and engage in discussions and negotiations with MidOcean and PSP regarding their unsolicited acquisition proposal.

EDAC intends to engage in discussions with MidOcean and PSP promptly regarding their unsolicited acquisition proposal, and, subject to receipt of an acceptable confidentiality agreement, share non-public information with MidOcean and PSP, in order to more fully evaluate their proposal with a view to establishing whether it is a superior proposal.

As previously announced, GB Aero Engine Merger Sub Inc. has commenced a cash tender offer for all of the outstanding shares of common stock of EDAC at a price of $17.75 per share. The tender offer and withdrawal rights are scheduled to expire at midnight, New York City time, on Tuesday, April 23, 2013, unless extended or earlier terminated in accordance with the terms of the merger agreement.

At this time, EDAC’s board of directors has not made a determination that the unsolicited acquisition proposal from MidOcean and PSP constitutes a superior proposal. Moreover, EDAC’s board of directors has not withdrawn, qualified, modified, changed or amended its recommendation with respect to the tender offer of GB Aero Engine Merger Sub Inc. described above, and the merger agreement with GB Aero Engine LLC and GB Aero Engine Merger Sub Inc. remains in effect. EDAC’s board of directors continues to unanimously recommend that EDAC’s shareholders accept the offer by GB Aero Engine Merger Sub Inc. and tender their shares of EDAC common stock pursuant to such tender offer.

Stifel, Nicolaus & Company, Incorporated is serving as exclusive financial advisor and Robinson & Cole LLP and Godfrey & Kahn S.C. are serving as legal counsel to EDAC Technologies Corporation.

About EDAC Technologies Corporation

EDAC Technologies Corporation is a diversified manufacturing company serving the aerospace and industrial markets. In the aerospace sector, EDAC offers design and manufacturing services for commercial and military aircraft, in such areas as jet engine parts, special tooling, equipment, gauges and components used in the manufacture, assembly and inspection of jet engines. Industrial applications include high-precision fixtures, gauges, dies and molds, as well as the design, manufacture and repair of precision grinders and precision spindles, which are an integral part of machine tools found in virtually every manufacturing environment. EDAC’s core competencies include extensive in-house design and engineering capabilities, and facilities equipped with the latest enabling machine tools and manufacturing technologies. EDAC’s acquisition of EBTEC Corporation in June 2012 expanded its services to the aerospace and industrial markets to include electron beam welding, laser welding, laser cutting and laser drilling, EDM, vacuum heat treating and abrasive waterjet cutting as well as expanding its markets to include semiconductors and medical devices. The Company’s acquisition of Smith-Renaud assets in October 2012 added centerless grinding systems and custom precision spindles, completing the EDAC Machinery product line.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995; including forward-looking statements regarding the anticipated acquisition of EDAC by the Purchaser. These forward-looking statements may be identified by words such as “plans,” “seeks,” “projects,” “expects,” “believes,” “may,” “anticipates,” “estimates,” “should,” and other similar expressions. Each of these forward-looking statements are subject to risks and uncertainties. Actual results or developments may differ materially from those, express or implied, in these forward-looking statements. There are a number of important factors that may cause differences between current expectations and actual results or developments, including risks and uncertainties associated with the anticipated acquisition of EDAC. These risks and uncertainties include, among others, uncertainties as to how many of EDAC’s shareholders will tender their shares pursuant to the tender offer, the risk that competing offers will be made, and the possibility that various closing conditions to the tender offer or the subsequent merger may not be satisfied or waived, and the risk that shareholder litigation in connection with any tender offer and subsequent merger may result in significant costs of defense, indemnification and liability. Other factors that may cause EDAC’s actual results or developments to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in EDAC’s filings with the SEC, including the “Risk Factors” sections of EDAC’s periodic reports on Form 10-K and Form 10-Q filed with the SEC. All forward-looking statements in this announcement are qualified in their entirety by this cautionary statement. Unless required by law, EDAC does not undertake to update its forward-looking statements.

Important Additional Information

Shareholders of EDAC are urged to read the relevant tender offer documents because they contain important information that shareholders should consider before making any decision regarding tendering their shares. GB Aero Engine LLC and GB Aero Engine Merger Sub Inc. have filed tender offer materials with the SEC, and EDAC has filed a Solicitation/Recommendation Statement with respect to the tender offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents) and the Solicitation/Recommendation Statement contain important information, which should be read carefully before any decision is made with respect to the tender offer. The Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, are available to all shareholders of EDAC at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement are available for free at the SEC’s website at http://www.sec.gov. In addition, shareholders are able to obtain a free copy of these documents from the Information Agent for the tender offer, Georgeson, at telephone number (800) 223-2064 or Glenn L. Purple, at EDAC Technologies Corporation, telephone number (860) 677-2603

In addition to the tender offer materials described above, EDAC files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by the Company at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The Company’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

CONTACTS:

EDAC Technologies Corporation

Glenn L. Purple

Vice President-Finance

860-677-2603